Exhibit 21

MATRIA HEALTHCARE, INC. SUBSIDIARIES
February 29, 2008

Jurisdiction of
Name	Incorporation

Matria Health Enhancement Company	Delaware
Quality Oncology, Inc.	Delaware
Miavita, Inc.	Georgia
WinningHabits, Inc.	Delaware
*WinningHabits GP, Inc.	Delaware
*WinningHabits LP, Inc.	Delaware
*WinningHabits.com, Ltd.	Texas
*Matria Case Management, Inc.	Georgia
Matria Women’s and Children’s Health, LLC (formerly
Matria Healthcare, Inc.)	Delaware
Matria of New York, Inc.	New York
Matria Healthcare of Illinois, Inc.	Georgia
*National Reproductive Medical Centers, Inc.	Delaware
*Diabetes Acquisition, Inc.	Georgia
*Diabetes Self Care, Inc.	Virginia
*Matria Laboratories, Inc.	Delaware
*Shared Care, Inc.	Georgia

*Inactive